EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Sky Financial Group, Inc., for the registration of 12,825,630 of its common shares and to the incorporation by reference herein of our report dated February 6, 2004, with respect to the consolidated financial statements of Second Bancorp, Inc., included in its Annual Report on Form 10-K, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 22, 2004